Exhibit 10.2

EXTENSION TO STANDARD INDUSTRIAL LEASE

      THIS EXTENSION TO STANDARD INDUSTRIAL LEASE AGREEMENT ("Agreement") is made this 17th day of April, 2000, by and between WEST CAPITAL FINANCIAL SERVICES, CORP., a California corporation (“Lessee”) and REMEC, INC., a California corporation (“Lessor”) with reference to the following. Unless otherwise indicated, all definitions used herein shall have the meaning ascribed to them in the Lease (as defined below).

     A.     On or about September 12, 1994, Lessor's predecessor- in- interest TRANSCONTINENTAL REALTY INVESTORS, a California business trust and Lessee executed that certain Standard Industrial Lease ("Lease") for the premises consisting of approximately 32,504 square feet commonly known as 5775 Roscoe Court, San Diego, California, 92123 (“Premises”).

      B.     Paragraph 55 of the Lease provides that Lessee shall have the option to renew the Lease for one (1) additional term of five (5) years upon first giving Lessor nine (9) months prior written notice of its intent to exercise such option (“Option”).

     C.     On January 28, 1999, Lessee delivered to Lessor a Renewal Option Notice which set forth Lessee's intention to exercise the Option.

     D.     Lessor and Lessee desire to extend the term of the Lease pursuant to the Option on the terms and conditions set forth in this Agreement.

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

     1.     Extension of Term of Lease.

Effective November 1, 1999 (“Commencement Date”), the term of the Lease shall be extended until October 31, 2004, unless sooner terminated pursuant to any provision of the Lease (“Extended Term”).

      2.       Base Rent.

               2.1      Effective on the Commencement Date, and payable on the first (1st) day of each month during the Extended Term, Lessee shall pay to Lessor, as Base Rent for the Premises, the sum of Forty Five Thousand Five Hundred Five and 60/100 Dollars ($45,505.60) ($1.40 per square foot x 32,504 square feet).

             2.2      Lessor acknowledges receipt of the Lessee's Base Rent for the first (1st) five (5) months of the Extended Term in the amount of Thirty Seven Thousand Nine Hundred Eighty-Eight and 44/100 Dollars ($37,988.44) per month. Upon execution of this Agreement, Lessee agrees to pay to Lessor: (i) the sum of Forty Five Thousand Five Hundred Five and 60/100 Dollars ($45,505.60) representing the Base Rent for the month of April, 2000 and (ii) the sum of Thirty Seven Thousand Five Hundred Eighty-Five and 80/100 Dollars ($37,585.80) representing the difference between the amount paid by Lessee as Base Rent for the first five (5) months of the Extended Term and the actual amount due Lessor for said five (5) months (at a rate of $1.40 per square foot).

      3.      Lease Unchanged

     Except as specifically provided herein, the remaining terms and conditions of the Lease shall remain in full force and effect.

      4.      Miscellaneous.

             4.1      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

             4.2      The parties to this Agreement, and each of them, hereby warrant that they are authorized agents of their respective entities and are authorized to execute this Agreement.

             4.3       This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date and year noted above.

Lessor:	Lessee:

REMEC, INC.,	WEST CAPITAL FINANCIAL SERVICES
a California corporation	CORP., a California corporation

By: /s/ Clark Hickock	By: /s/ Carl C. Gregory, II
Clark Hickock	Carl C. Gregory, III
Senior Vice President	Chief Executive Officer